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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2004

REGISTRATION NO. 333-105610

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post Effective Amendment No. 1
To
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRANSMERIDIAN EXPLORATION, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	397 N. Sam Houston Pkwy. E, Suite 300 Houston, Texas 77060 Telephone: (281) 999-9091 Facsimile: (281) 999-9094 (Address of principal executive offices)	76-0644935 (I.R.S. Employer Identification No.)

Transmeridian Exploration, Inc. 2001 Incentive Stock Option Plan
(Full title of the plan)

Lorrie Olivier
President, Chairman and CEO
Transmeridian Exploration, Inc.
397 N. Sam Houston Pkwy. E, Suite 300
Houston, Texas 77060
Telephone: (281) 999-9091
(Name and address of agent for service)

Copy to:
 Robert C. Beasley, Esq.
Weycer, Kaplan, Pulaski & Zuber, P.C.
Telephone: (713) 961-9045
Facsimile: (713) 961-5341

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.0006 per share	5,000,000(1)	$0.325(2)	$1,625,000	$131.46

(1)
Represents a maximum of 5,000,000 underlying shares of the Registrants' Common Stock issuable upon the exercise of stock options pursuant to the Company's 2001 Incentive Stock Option Plan.

(2)
This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933 and is calculated on the basis of the average of the bid and asked price of the Registrant's Common Stock as of May 23, 2003, as reported on the OTC Bulletin Board.

(3)
Registration Fee was previously filed with the Registration Statement on May 28, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Item 1.    Plan Information

        The contents of the Form S-8 Registration Statement, Registration No. 333-105610, filed on May 28, 2003, by Transmeridian Exploration, Inc. (the "Company" or the "Registrant"), relating to the Company's 20031 Incentive Stock Option Plan, is incorporated herein by reference, except where noted. This Post-Effective Amendment No. 1 to such Registration Statement is being filed to update various Consents.

        Item 2.    Registrant Information and Employee Plan Annual Information.

        The Company shall provide each employee, officer, director and consultant covered by this registration statement, without charge, upon their written or oral request, the documents incorporated by reference herein in Item 3 of Part II of this registration statement. The Company shall also provide the employee, officer, director and consultant, without charge, upon their written or oral request, with all other documents required to be delivered to participants, pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Company at its place of business as reflected in this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are hereby incorporated herein by reference:

  1.
  The Company's Annual Report for the year ended December 31, 2002, as filed on Form 10-KSB on May 16, 2003.

  2.
  The Company's Current Reports on Form 8-K filed on February 20, 2003 and May 16, 2003 pursuant to Section 15(d) of the 1934 Act.

  3.
  The Company's Quarterly Report for the quarter ended March 31, 2003 as filed on Form 10-QSB on May 20, 2003.

  4.
  The description of the Common Stock contained in the Company's registration statement on Form SB-2 filed under the Securities Act of 1933 and declared effective on November 7, 2001, including any amendment or report filed for the purpose of updating such description.

        All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interest of Named Experts and Counsel.

        None.

Item 6. Indemnification of Directors and Officers. The Certificate of Incorporation and By-laws of the Company provide that the Company shall indemnify to the fullest extent permitted by Delaware law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct i.e., such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by Delaware law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits. The following exhibits are attached to this Registration Statement:

Exhibit No.	Description of Exhibit
4.1	Transmeridian Exploration, Inc. 2001 Incentive Stock Option Plan*
5.1	Legal Opinion of Adams and Reese, LLP*
23.1	Consent of Adams and Reese, LLP (included in 5.1)*
23.2	Consent of John A. Braden & Company, P.C.*
23.3	Consent of John A. Braden & Company, P.C.**
23.4	Consent of Ryder Scott Company, L.P.**

  * Filed with Form S-8 Registration Statement on May 28, 2003.
  ** Filed herewith.

Item 9. Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (a)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

            (b)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (c)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by this paragraph is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by Item 310(b) of Registration S-B is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (6)   To deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given, a copy of the Registrant's annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registration shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the Registrant has ended within 120 days prior to the use of the prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such employee.

          (7)   To transmit or cause to be transmitted to all employees participating in the Plans who do not otherwise receive such material as stockholders of the Registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on May 17, 2004.

/s/ LORRIE T. OLIVIER Lorrie T. Olivier Chairman of the Board of Directors, President, Chief Executive Officer and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ LORRIE T. OLIVIER Lorrie T. Olivier	Chairman of the Board of Directors, President, Chief Executive Officer and Chief Financial Officer	May 17, 2004
/s/ PHILLIP J. MCCAULEY Phillip J. McCauley	Director	May 17, 2004
/s/ ANGUS G.M.P. SIMPSON Angus G.M.P. Simpson	Director	May 17, 2004
/s/ JAMES H. DORMAN James H. Dorman	Director	May 17, 2004
/s/ GEORGE E. REESE George E. Reese	Director	May 17, 2004
/s/ MARVIN R. CARTER Marvin R. Carter	Director	May 17, 2004

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Transmeridian Exploration, Inc. 2001 Incentive Stock Option Plan*
5.1	Legal Opinion of Adams and Reese, LLP*
23.1	Consent of Adams and Reese, LLP (included in 5.1)*
23.2	Consent of John A. Braden & Company, P.C.*
23.3	Consent of John A. Braden & Company, P.C.**
23.4	Consent of Ryder Scott Company, L.P.**

  * Filed with Form S-8 Registration Statement on May 28, 2003.
  ** Filed herewith.

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PART I
PART II
SIGNATURES
INDEX TO EXHIBITS